UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 1, 2017

The First Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 U.S. Hwy 98 West, Hattiesburg, MS	39402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(601) 268-8998

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2017, the Company entered into a change in control agreement with Donna T. (Dee Dee) Lowery, the principal financial officer of the Company.

The change in control agreement has an initial term that expires on December 31, 2017 and automatically renews for successive one-year terms unless either party gives the other written notice of its intent not to renew by October 31 of such year. Under the agreement, if Mrs. Lowery’s employment is involuntarily terminated without “cause” or she terminates employment for “good reason,” in either case within the 24-month period following the consummation of a “change in control” of the Company, then Mrs. Lowery is entitled to receive a severance payment equal to two times the sum of her then current base compensation as well as all incentive and deferred compensation Mrs. Lowery would be owed based on a pro-rated portion of the then current performance period. Severance is payable in a lump sum within thirty (30) days after termination (or six months thereafter if necessary to comply with Code Section 409A). In addition, upon the occurrence of a change in control, Mrs. Lowery is entitled to receive premium contributions for the COBRA continuation period but not to exceed twenty four (24) months after the change in control. “Cause,” “change in control,” and “good reason” are each defined in the Change in Control Agreement.

A copy of the Change in Control Agreement with Mrs. Lowery is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the change in control agreement is qualified in its entirety by reference to such agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Change in Control Agreement dated as of February 1, 2017 between The First Bancshares, Inc. and Dee Dee Lowery

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The First Bancshares, Inc.
(Registrant)

Date: February 3, 2017

/s/ Dee Dee Lowery
Name: Dee Dee Lowery
Title: EVP and CFO